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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Direct Parent(s)	Ownership		Jurisdiction of Incorporation
Genzyme Europe B.V.	Imtix SangStat (Switzerland) GmbH	100%		The Netherlands
Genzyme Flanders BVBA	Genzyme International Holdings Limited Genzyme Global S.à.r.l.	99.9 0.1	% %	Belgium
Genzyme International Holdings Limited	Genzyme Global S.à.r.l.	100%		Republic of Ireland
Genzyme Ireland Limited	Genzyme International Holdings Limited	100%		Republic of Ireland
Genzyme Limited	Genzyme Global S.à.r.l	100%		United Kingdom
Genzyme Securities Corporation	Genzyme Therapeutic Products Limited Partnership	100%		Massachusetts, United States
Genzyme Polyclonals S.A.S.	SangStat Medical, LLC SangStat Atlantique S.A.S.	1 99	% %	France
Genzyme Therapeutic Products Limited Partnership	Genzyme Therapeutic Products Corporation Genzyme Corporation	1 99	% %	Massachusetts, United States
Genzyme Therapeutic Products Corporation	Genzyme Corporation	100%		Massachusetts, United States
Imtix SangStat (Switzerland) GmbH	Genzyme Global S.à.r.l.	100%		Switzerland
SangStat Atlantique S.A.S.	SangStat Medical, LLC	100%		France
Genzyme Global S.à.r.l.	Genzyme Luxembourg S.à.r.l.	100%		Luxembourg
Genzyme Luxembourg S.à.r.l.	Genzyme Corporation	100%		Luxembourg

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  EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT